Exhibit 10.48

Sixth Amendment to Employment Agreement

This Sixth Amendment to Employment Agreement (this “Amendment”) is entered into as of this 31 day of December 2025 and is effective as of January 1, 2026, by and between Joshua Hexter, an individual residing in Jerusalem, Israel (the “Executive”), and Oramed Ltd., a company incorporated under the laws of the State of Israel, with an address at 20 Mamilla Ave., Jerusalem, Israel 9414904 (the “Company”).

WHEREAS, the Company and the Executive entered into an employment agreement, dated as of August 18, 2019, as amended on September 19, 2021 and as further amended effective July 1, 2022, April 17, 2023, January 8, 2024 and November 7, 2024 (collectively the “Employment Agreement”); and

WHEREAS, Company and the Executive desire to amend the terms and conditions of the Employment Agreement to increase the Executive’s salary.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. In Section 2.1(a) of the Employment Agreement - Salary, the following paragraph is hereby added:

As of January 1, 2026, the Executive shall be entitled to a gross monthly salary of NIS 86,761 (the “Salary”).

2. Except for the changes and/or additions stated herein, all the other terms of the Employment Agreement shall remain valid and bind the parties without any change. In the case of a contradiction between the provisions of this Amendment and the provisions of the Employment Agreement, the provisions of this Amendment shall prevail. Without limiting the generality of the foregoing, the term “Agreement” as used in the Employment Agreement shall be deemed to be the Employment Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of December 31, 2025.

Oramed Ltd.

Nadav Kidron, CEO

Joshua Hexter